Exhibit 99.1

Contact Information:
Alan P. Hale
V.P. Finance and CFO
RELEASE DATE: NOVEMBER 16, 2000, 4:00 p.m. CTTelephone:  (972) 371-4968


                        DALLAS SEMICONDUCTOR CORPORATION
                        ANNOUNCES DEATH OF C. V. PROTHRO,
                             CHAIRMAN OF THE BOARD,
                                PRESIDENT AND CEO


DALLAS, TEXAS... Dallas Semiconductor Corporation (DS/NYSE) has announced that its Chairman, President and Chief Executive Officer, C. V. ("Vin") Prothro, 58, died today in Dallas after suffering a heart attack during a Board meeting at the McDermott Foundation of which he was a member. He had no known history of heart problems.

Mr.  Prothro  founded  Dallas  Semiconductor  in 1984 and  served  as  Chairman,
President and CEO since that time. Vin was a highly respected leader of the Company and was unselfish in the dedication of his time to Dallas Semiconductor, the semiconductor industry and many other civic and charitable activities in Dallas and elsewhere. He is remembered fondly by all of the Company's employees and his associates as an intelligent and approachable man and a visionary leader.

"Vin will be sorely missed, and our thoughts and prayers are with his family," said Mr. Chao C. Mai, Senior Vice President.

The Company's Board of Directors will be meeting soon to work through the process of naming a successor. No funeral arrangements have been announced.

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

                                                            Contact Information:
                                                                    Alan P. Hale
News Release                                                V.P. Finance and CFO
RELEASE DATE:  November 20, 2000, 6:00 a.m. CT        Telephone:  (972) 371-4968



                        DALLAS SEMICONDUCTOR CORPORATION
                         ELECTS CHAO C. MAI AS PRESIDENT
                           AND CHIEF OPERATING OFFICER

DALLAS, TEXAS...Dallas Semiconductor Corporation (DS/NYSE) today announced the election of Chao C. Mai as President and Chief Operating Officer of the Company. The action was taken at a Special Meeting of the Board of Directors following the funeral of Vin Prothro, the former President, CEO and Chairman of the Company who died suddenly following a fatal heart attack on Thursday November
16. The Board also created an Interim Office of the Chief Executive to serve until a new CEO is selected. That office is composed of Richard L. King, M. D. Sampels and Carmelo J. Santoro, non-employee directors of Dallas Semiconductor who have served the Company since at least 1985. A spokesperson of that Committee stated that it will consider all options in the selection process both inside and outside the Company.

"We intend to stay the course that Vin established," said Dr. Mai, a co-founder of Dallas Semiconductor and previously Senior Vice President. "We have a talented and dedicated group of managers and employees who will continue to support and grow the Company. I am also pleased that we have the support and commitment of our non-employee board members to help us through this difficult period," Dr. Mai concluded.

Dallas Semiconductor Corporation manufactures a broad line of mixed-signal, specialty semiconductors. The Company combines proprietary fab and circuit technologies to create innovative products that are sold to over 15,000 customers worldwide. Markets served include broadband telecommunications, wireless handsets, cellular base stations, secure Internet communications, networking, servers, data storage and a wide variety of industrial equipment.

[End]